Exhibit 23.1

MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Empire Post Media, Inc.

We consent to the use of our report dated June 6, 2019 with respect to the restated financial statements of Empire Post Media, Inc. as of November 30, 2018 and 2017 and the related restated statements of operations, shareholders’ deficit and cash flows for the periods then ended.

Michael Gillespie & Associates, PLLC

Seattle, Washington

May 17, 2020

/S/ Michael Gillespie & Associates, PLLC